Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 15, 2007, except for the effects of the restatement as described in Note 1, as to which the date is May 9, 2007, accompanying the consolidated financial statements of Continental Resources, Inc. contained in the Prospectus (File No. 333-132257), filed on May 16, 2007, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8, and to the use of our name as it appears under the caption “Experts” in such Prospectus.

/s/ Grant Thornton LLP
Oklahoma City, Oklahoma
August 8, 2007